Exhibit 99.1

Santa Fe Gold Completes Acquisition of The Black Hawk Alhambra Silver Mines Comprising Alhambra, Black Hawk, Silver King, Good Hope And Bullard's Peak Mines

GlobeNewswire•April 03, 2019

The Black Hawk Alhambra District Consists of 13 Patented Claims and 82 un-patented claims covering Approximately Three Square Miles in the Black Hawk Alhambra District Located in Grant County, Approximately 15 miles Southwest of Silver City, New Mexico.

ALBUQUERQUE, N.M., April 03, 2019 (GLOBE NEWSWIRE) -- Santa Fe Gold Corporation OTC (SFEG), a U.S. based mining company and owner of multiple mining claims, is pleased to announce that it has completed the acquisition of all of the capital stock of Bullard’s Peak Corporation (which owns thirteen patented claims and 82 unpatented claims in the Black Hawk district of New Mexico) from Black Hawk Consolidated Mines Company for a purchase price of $3,115,365.  The Company granted the seller a 2% net smelter return in perpetuity.  The net smelter return is the greater of (i) all monies the Company receives for or from any and all ore removed from the property comprising the mining claims whether for exploration, mining operations or any other reason, and (ii) the fair market value of removed ore from the property comprising the mining claims.  The claims in the Black Hawk district of New Mexico consist of Alhambra, Black Hawk, Silver King, Good Hope and Bullard's Peak Mines.

Santa Fe Gold intends to develop the Black Hawk Alhambra Silver Mines Complex and has commenced preliminary discussions with certain potential mining companies, institutional investors and joint venture partners having broad mining experience, expertise and access to finance as required to develop and commercialize each of these properties.

Chairman Brian Adair Comments

We are very pleased to have completed this important, and what we believe to be a highly promising, acquisition for Santa Fe and I have personally invested $400,000 for the purchase of 5 million shares of Company common stock at a purchase price of $0.08 per share from November 30, 2018 to date.  The Alhambra district has a history of operations dating back more than a century and we believe this acquisition to be of considerable value to Santa Fe.

About Santa Fe Gold

We are a mining company engaged in the business of acquisitions and intended development of mineral properties.

This release may contain certain “forward-looking” statements, which represent the Company’s expectations or beliefs, including but not limited to, statements concerning the company’s planned operations, financial condition, ability to obtain capital, and growth and acquisition strategies.

For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “intends,” “could,” “should,” “estimate,” “might,” “plan,” “predict,” “strategy” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  Our strategy is conditional upon raising sufficient capital to fund continued operations, the failure of which to obtain could adversely impact us.

This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

For more information, investors should review the SEC filings on our website.

Please visit www.santafegoldcorp.com.

Contact
Frank Mueller, CFO
505-255-4852
info@santafegoldcorp.com